UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   September 10, 2007

BALLY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-4281	88-0104066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 S. Bermuda Rd.
Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

The information contained in Item 5.02 relating to the definitive agreement that was entered into in connection with a potential purchase by Bally Technologies, Inc. (the “Company”) of shares of the Company’s common stock from Mr. Robert Luciano, is incorporated herein by reference.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)      On September 10, 2007, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Mr. Robert Luciano, the Chief Technology Officer of the Company.  Under the terms of the Stock Purchase Agreement, on October 15, 2007 (or at such later date as mutually agreed upon by the Company and Mr. Luciano) (the “Closing Date”), the Company will acquire from Mr. Luciano a number of shares of the Company’s common stock, par value $0.10 per share, having an aggregate purchase price equal to Six Million Dollars ($6,000,000).  The purchase price for each share of common stock will be determined by calculating the average per share closing price of Bally’s common stock on the New York Stock Exchange for the three business days immediately prior to the Closing Date  The obligation of the Company to consummate the stock purchase are subject to satisfaction or waiver by the Company of the following conditions: (1) there has not been an open trading period, where executive officers of the Company are not subject to a blackout period, of at least three business days prior to the Closing Date; (2) Mr. Luciano remains employed as an executive officer of the Company; and (3) the Company is able to repurchase the Shares without violating any applicable law, rule or regulation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/ Robert C. Caller
Robert C. Caller
Executive Vice President, Chief Financial Officer and Treasurer

Dated:	September 12, 2007